Exhibit 10.2

Employment Agreement

This Agreement is entered into between RMD Technologies, Inc. (RMDT). a California corporation and Suzanne E. Galliher (“Galliher herein).

RMDT Corp. is an electronics recycling firm chartered and authorized to do business in the State of California... Galliher has been serving as RMDT's Executive Vice President for Administration. These parties wish to provide in this Agreement for terms of continued employment of Galliher as Executive Vice President for Administration of RMD Technologies, Inc. (RMDT).

The parties hereby agree as follows:

1. Duties of Galliher: RMDT employs Galliher as Executive Vice President for Administration to perform the customary duties of that position as RMDT, by action of its CEO and/or President, may provide from time to time. During the term of this Agreement, Galliher shall devote his full time, ability and attention to the business of RMDT on a regular, "best efforts," and professional basis and at all times such efforts shall be under the direction of the CEO and/or President...

2. Noncompetition: During the term of this Agreement, Galliher shall not, directly or indirectly, engage in any business, commercial or professional activity which the Board of Directors of RMDT deems to interfere with the business of RMDT or with the performance of duties by Galliher hereunder. Galliher agrees not to have or enter into any other written or oral agreement of employment with any entity or person other than RMDT during the term of this Agreement. Galliher further agrees not to provide any services for any other entity on a formal or informal basis which may compete, directly or indirectly, with any of the services RMDT currently provides or may provide during the term...

3. Nondisclosure of Confidential Information: Galliher agrees that she will not, at any time during or after the termination of her employment under this Agreement, use for her own benefits, either directly or indirectly, or disclose or communicate in any manner to any individual, corporation, or other entity, other than RMDT, any confidential information acquired by her during his employment, regarding any actual or intended business activity, product, service, plan or strategy of RMDT.

4. Period of Employment: RMDT employs Galliher and Galliher accepts employment for the calendar years 2008, 2009, and 2010. The effective date of this agreement is January 2nd, 2008

5. Compensation:

a. Salary: As compensation for the services rendered by Galliher under this Agreement during the employment year 2008 and during the employment years 2009 and 2010 RMDT shall pay Galliher a salary in equal semimonthly installments as follows:

Employment year 2008 - Base Salary = $150,000

Employment year 2009 - Base Salary = $165,000

Employment year 2010 - Base Salary = $181,500

b. Stock: In addition to the foregoing RMDT shall issue to Galliher 1,500,000 shares of common stock upon the acceptance of this agreement and an additional 1,500,000 shares of common stock on each anniversary of the acceptance of this agreement...

c. Director's Fees: Subject to the approval of the stockholders, Galliher shall be a member of the Board of Directors of RMD Technologies, Inc. (RMDT) throughout the term hereof and shall be entitled to any approved "directors' fees".

d. Compensation During Illness: RMDT will continue to pay Galliher in accordance with the provisions of Paragraph 5 ("Compensation") for a period of twelve months from the date of the commencement of any illness which renders Galliher unable to fulfill the duties specified.

a. Insurance: During the term of his employment, RMDT shall provide Galliher and his immediate family medical and dental insurance.

b. Retirement Plan: It is anticipated that RMDT’s Board of Directors will establish a retirement plan based upon reasonable criteria appropriate to other such companies, and shall provide for the participation of Galliher in that plan. If no plan is established, Galliher shall be entitled to the following in lieu of a retirement plan:

1. Galliher shall receive a yearly payment of a sum equal to 10% of his highest year’s salary multiplied by the total number of years Galliher as worked for the company in any capacity.

c. Vacation: Galliher shall receive four weeks paid vacation in the employment year 2008 and, beginning in 2009 six weeks per year for the balance of this agreement.

d. Continuation of Benefits During Illness: RMDT will continue to provide Galliher with the full pay and benefits described above during the period of any illness which renders Galliher unable to fulfill the duties specified in this Agreement

7. Expenses: Galliher shall be entitled to reimbursement for any and all expenses incurred during the course of his duties.

8. Termination of Employment: The Board of Directors may terminate Galliher's employment at any time, with or without cause.

a. Termination by RMDT: If Galliher's employment is terminated for any reason by RMDT prior to the expiration of this Agreement, Galliher shall be paid a lump sum severance payment in an amount equal to the amount Galliher would have earned were he employed through the entire agreement, including stock, benefits and any bonuses.

b. Termination Without Cause by Galliher: If Galliher's employment is terminated for any reason by Galliher prior to the expiration of this Agreement, Galliher shall be paid a lump sum severance payment in an amount equal to the amount Galliher would have earned were he employed through the entire agreement, including stock, benefits and any bonuses.

9. Rights Subsequent to Acquisition of Control: If a third party acquires control of RMDT, whether by merger, purchase or otherwise during the term of this Agreement, Galliher shall be entitled to a lump sum payment equal to double the amount specified under paragraph 8a. Additionally, Galliher shall be immediately issued 6,000,000 shares of common stock.

10. Place of Employment: The place of employment shall be Holtville, CA. Galliher shall be entitled to moving expenses if the place of employment changes.

11. Entire Agreement: This Agreement supersedes any and all other agreements between the parties with respect to...

12. Actions By RMDT: Any notice, consent, authorization, waiver, or other action which is permitted or required under this Agreement shall be the responsibility of RMDT.

13. Law Governing Agreement: The Laws of the State of California shall govern this agreement.

14. Waiver: If either party shall waive a breach of this agreement, the balance of the agreement will remain in full force and effect.

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RMDT

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Galliher